EVALUATION SUMMARY
CHAPARRAL ENERGY, LLC INTERESTS

TOTAL PROVED RESERVES

CERTAIN OIL AND GAS ASSETS

VARIOUS STATES

AS OF DECEMBER 31, 2013

SEC PRICING CASE

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS
Texas Registered Engineering Firm F-693

/s/ Robert D. Ravnaas

ROBERT D. RAVNAAS, P.E.
PRESIDENT

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
www.sgaus.com
February 17, 2014

Mr. Mark Fischer, President
Chaparral Energy, Inc.
701 Cedar Lake Blvd.
Oklahoma City, Oklahoma 73114

Re: Evaluation Summary-SEC Pricing Case
Chaparral Energy, LLC Interests
Total Proved Reserves
Certain Oil and Gas Assets - Various States
As of December 31, 2013
Dear Mr. Fischer:

As requested, we are submitting estimates of total proved reserves and forecasts of economics attributable to the Chaparral Energy, Inc. (“Chaparral”) interests in certain oil and gas properties located in various states. Cawley, Gillespie & Associates, Inc. (“CG&A”) evaluated the “major” properties, with detailed tabular results presented in this report. Chaparral evaluated the “minor” properties, with a summary report being presented in page 2 of this report letter. Below are the composite results of all properties followed by the summary of CG&A-evaluated “major” properties and the adjusted Chaparral-evaluated “minor” properties:

			Proved	Proved
		Proved	Developed	Developed
		Developed	Non-Producing	Non-Producing	Proved	Total
		Producing	(Shut In)	(Behind Pipe)	Undeveloped	Proved
Net Reserves
Oil	-Mbbl	28,590.0	752.3	2,768.0	14,711.9	46,822.2
Gas	-MMcf	163,762.9	7,901.5	25,245.3	105,999.6	302,909.3
NGL	-Mbbl	10,383.3	93.6	996.9	3,684.9	15,158.7
Revenue
Oil	-M$	2,679,727.3	72,648.9	261,376.5	1,364,425.7	4,378,177.8
Gas	-M$	625,951.7	37,627.4	119,662.5	490,043.9	1,273,285.4
NGL	-Mbbl	390,496.7	3,614.2	37,923.3	145,811.7	577,845.8
Severance and
Ad Valorem Taxes	-M$	269,586.7	8,626.5	29,822.9	143,259.5	451,295.8
Operating Expense	-M$	1,284,262.9	37,521.5	82,839.6	323,167.3	1,727,790.8
Other Deductions	-M$	664.4	—	52.6	558.0	1,275.2
Investments	-M$	—	5,013.1	32,172.5	650,858.2	688,043.6
Net Operating Income (BFIT)	-M$	2,141,661.4	62,729.4	274,074.7	882,437.9	3,360,903.5
Discounted @10%	-M$	1,156,287.8	23,398.2	127,447.1	258,162.3	1,565,295.6

Mr. Mark Fischer
Chaparral Energy, LLC Interests
February 17, 2014

CG&A’s independent reserve estimates for the “major” properties comprising the top 75 percent of Chaparral’s net proved reserves (as estimated by Chaparral) are presented in the following table:

			Proved	Proved
		Proved	Developed	Developed
		Developed	Non-Producing	Non-Producing	Proved	Total
		Producing	(Shut In)	(Behind Pipe)	Undeveloped	Proved
Net Reserves
Oil	-Mbbl	24,904.4	52.7	1,097.0	10,148.9	36,203.0
Gas	-MMcf	107,108.3	1,641.1	9,183.8	48,170.4	166,103.6
NGL	-Mbbl	7,519.4	32.4	635.0	2,507.3	10,694.1
Revenue
Oil	-M$	2,332,737.5	5,319.5	103,200.1	936,498.0	3,377,754.5
Gas	-M$	392,882.8	6,040.8	47,090.1	185,487.0	631,500.8
NGL	-Mbbl	279,082.8	1,286.0	23,564.1	99,043.6	402,976.5
Severance and
Ad Valorem Taxes	-M$	216,650.7	1,127.1	11,251.6	79,917.6	308,947.2
Operating Expense	-M$	1,008,188.8	987.8	22,740.0	173,869.3	1,205,785.4
Other Deductions	-M$	634.2	—	52.6	558.0	1,245.0
Investments	-M$	—	129.9	10,448.1	373,134.3	383,712.3
Net Operating Income (BFIT)	-M$	1,779,229.1	10,401.4	129,361.9	593,549.5	2,512,541.8
Discounted @10%	-M$	972,170.2	5,935.4	76,809.7	179,691.2	1,234,606.6
The results of Chaparral’s reserve study of the “minor” properties comprising the remaining 25 percent of Chaparral’s net proved reserves (as estimated by Chaparral) are presented below. The results were adjusted by applying a scaling factor derived from the ratio of CG&A’s independent estimated reserves and economics for the “major” properties versus Chaparral’s reserves and economics from their analysis of the “major” properties.

			Proved	Proved
		Proved	Developed	Developed
		Developed	Non-Producing	Non-Producing	Proved	Total
		Producing	(Shut In)	(Behind Pipe)	Undeveloped	Proved
Net Reserves
Oil	-Mbbl	3,685.6	699.6	1,671.1	4,563.0	10,619.2
Gas	-MMcf	56,654.6	6,260.4	16,061.5	57,829.3	136,805.7
NGL	-Mbbl	2,863.9	61.2	361.9	1,177.6	4,464.6
Revenue
Oil	-M$	346,989.8	67,329.4	158,176.4	427,927.7	1,000,423.3
Gas	-M$	233,068.9	31,586.6	72,572.5	304,556.8	641,784.6
NGL	-Mbbl	111,413.9	2,328.2	14,359.2	46,768.1	174,869.3
Severance and
Ad Valorem Taxes	-M$	52,936.0	7,499.3	18,571.3	63,341.9	142,348.6
Operating Expense	-M$	276,074.1	36,533.7	60,099.6	149,298.0	522,005.4
Other Deductions	-M$	30.2	—	—	—	30.2
Investments	-M$	—	4,883.2	21,724.3	277,723.9	304,331.3
Net Operating Income (BFIT)	-M$	362,432.3	52,327.9	144,712.8	288,888.4	848,361.8
Discounted @10%	-M$	184,117.6	17,462.8	50,637.5	78,471.1	330,689.0
The discounted cash flow values shown above in the previous three tables should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

Mr. Mark Fischer
Chaparral Energy, LLC Interests
February 17, 2014

Presentation
The accompanying tabulations present the results of our evaluation. The report is divided into two main sections: Major Properties and Minor Properties. The Major Properties section is further divided into five reserve sections: Total Proved, Proved Developed Producing (“PDP”), Proved Developed Non-Producing Shut In (“PDNP-SI”), Proved Developed Non-Producing Behind Pipe (“PDNP-BP”) and Proved Undeveloped (“PUD”) reserves. Within each reserve category section is a Table I and Table II. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. Following each Table I is a Table II “oneline” summary that presents estimates of ultimate recovery, gross and net reserves, ownership, net revenue, taxes, expenses, investments, net income, and discounted cash flow for the individual properties that make up the corresponding Table I. In the PDP section, the Table II is followed by sequentially numbered tables that represent the tabular details of reserves and economics for each property listed in Table II. The Minor Properties section consists of summary tables for PDP, PDNP-SI, PDNP-BP and PUD. For a more detailed explanation of the report layout please refer to the Table of Contents following this letter. The data presented in the individual tables are explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix.
Hydrocarbon Pricing
As requested, adjustments were applied to the Chaparral furnished initial oil and gas prices of $96.78 per bbl and $3.67 per MMBtu, respectively as quoted on December 31, 2013. Prices were not escalated. Oil and gas price differentials were forecast on a per property basis. Gas price differentials include adjustments for heating value, gas shrinkage, transportation and basis differential.
Expenses and Taxes
Lease operating costs and investments were forecast on a per property basis as furnished by your office and were not escalated. Per well operating expenditures were applied against a projected well-count as provided by your office. Severance tax values were applied at normal state percentages of oil and gas revenue. Ad Valorem tax rates were forecast as provided by your office.
Miscellaneous
An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered.
The proved reserve classifications used herein conform to the criteria of the Securities and Exchange Commission as defined in pages 3-4 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.
The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Production data, ownership information, price differentials, expenses, projected well count, investments and tax rates were furnished by your office and were accepted as furnished. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our

Mr. Mark Fischer
Chaparral Energy, LLC Interests
February 17, 2014

attention, however, that would cause us to believe that we are not justified in relying on such data.

Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

Yours very truly,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Frim F-693